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                                                                 EXHIBIT 5.1
                      [JENKENS & GILCHRIST LETTERHEAD]


                                 June 16, 1998



FelCor Suite Hotels, Inc.
545 E. John Carpenter Freeway
Suite 1300
Irving, Texas 75062

         Re:     Registration Statement on Form S-4 (File No. 333-50509)

Gentlemen:

We refer to the Form S-4 Registration Statement of FelCor Suite Hotels, Inc., a Maryland corporation (the "Company"), filed with the Securities and Exchange Commission, and the Joint Proxy Statement/Prospectus contained therein (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, up to 31,133,057 shares of the Company's common stock, $0.01 par value per share (the "Common Shares"). The Common Shares are to be issued in connection with the merger (the "Merger") of Bristol Hotel Company, a Delaware corporation ("Bristol"), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of March 23, 1998 (the "Merger Agreement"), between the Company and Bristol.

We have examined copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Amendment and Restatement and Bylaws, including any and all amendments thereto, and minutes of applicable meetings of the stockholders and the board of directors of the Company, or written consents in lieu of such meetings, together with such other corporate records and certificates of public officials and of officers of the Company as we have deemed relevant for the purposes of this opinion. Based upon the foregoing, and having regard to the legal considerations that we deem relevant, it is our opinion that:

1. Assuming that the Merger is approved by the requisite vote of the stockholders of the Company, all necessary corporate actions on the part of the Company will have been taken to authorize the issuance of the Common Shares in connection with the Merger.

2. Assuming that all relevant corporate actions heretofore taken by the Company remain in full force and effect, and that the Merger is approved by the requisite vote of the stockholders of
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FelCor Suite Hotels, Inc.
June 15, 1998
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         the Company, if and when the Common Shares are issued, sold, and delivered by the Company in accordance with the terms and conditions of the Merger Agreement and as contemplated by the Registration Statement, the Common Shares will be legally issued, fully paid, and nonassessable.

We are attorneys admitted to practice in the State of Texas. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, and the State of Texas. With respect to matters of Maryland law, we have relied upon the opinion of Miles and Stockbridge P.C., Baltimore, Maryland.

We hereby consent to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement referred to above. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Sincerely,

                                      JENKENS & GILCHRIST,
                                      a Professional Corporation




                                      By: /s/ ROBERT W. DOCKERY
                                         ---------------------------------------
                                         Robert W. Dockery, Authorized Signatory